Exhibit (i)

TRANSAMERICA Asset Management Inc.	P.O. Box 9012 Clearwater, Florida 33758-9012 (727) 299-1800

February 28, 2014

Transamerica Funds

570 Carillon Parkway

St. Petersburg, Florida 33716

Re:	Transamerica Funds (the “Fund”)
Offering of Shares of Beneficial Interest
Post-Effective Amendment No. 183
File Nos.: 33-02659 and 811-04556

Gentlemen:

In my capacity as Vice President, General Counsel and Secretary, I have acted as counsel for Transamerica Funds (the “Fund”) and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Fund.

I have examined the Fund’s Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Fund.

Very truly yours,

/s/ Dennis P. Gallagher
Dennis P. Gallagher
Vice President, General Counseland Secretary